                                                                    Exhibit 10.3

                    AMENDMENT OF 1/16/96 EMPLOYMENT AGREEMENT

                              Dated: March 15, 1996

      THIS AMENDMENT of the Employment Agreement of January 16, 1996, entered into by and between B.W. ELLIOTT MANUFACTURING CO., INC., a New York corporation with an office at Binghamton, New York (the "Company"), and GEORGE M. SCHERER, residing at 9 Pamela Drive, Binghamton, New York 13901 (the "Executive"), this Amendment itself being entered into on the 15th day of March, 1996.

                              W I T N E S S E T H:

      WHEREAS the Company and the Executive have heretofore entered into an Employment Agreement dated January 16, 1996, under which the Executive has been employed as the principal executive of the Company, upon the terms and conditions therein more particularly set forth, and

      WHEREAS John S. Dyson and Millbrook Management Company (Inc.) (the name of which has subsequently been changed to Millbrook Capital Management, Inc.) joined in the execution of the Employment Agreement pursuant to, and for the purpose of signifying their consent to be bound by the terms of Article V,
Section 5.12 thereof, and

      WHEREAS the Company and the Executive wish to provide, acknowledge and confirm that the Executives basic compensation has been and will continue to be the sum of $254,000.00 per annum, and

      WHEREAS the Company's Board of Directors has duly approved a formal revision of the Employment Agreement expressly to confirm such level of basic compensation;

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby mutually acknowledge, confirm and agree as follows:

      A. Effective January 16, 1996 the Executive's basic compensation for services under the Employment Agreement has been and shall be the sum of $254,000.00 per annum, payable weekly. Accordingly, the first sentence of paragraph (a) of Section 1.3 (under Article I) of the Employment Agreement is changed (effective retroactively January 16, 1996) to read the sum of "Two Hundred Fifty-Four Thousand Dollars ($254,000.00) per annum" instead of "One Hundred Twenty Thousand Dollars ($120,000.00) per annum".

      B. All other terms and provisions of the Employment Agreement shall remain the same, without revision, modification or change of any kind, to be fully operative in accordance with their tenor and terminology (including, without limitation, "Annex I" thereof, regarding computation of the Executive's bonus).

      IN WITNESSETH WHEREOF, the parties hereto have duly executed this Amendment or caused it to be executed on the date first above written, to be effective as of January 16, 1996.

                                          B. W. ELLIOTT MANUFACTURING CO, INC.,
                                          the Company


                                          /s/ George M. Scherer
                                          --------------------------------------
                                          George M Scherer, the Executive

The undersigned hereby join in the
execution of this Amendment for the
purpose of signifying their consent to
be bound by the terms of Section 5.12 of the Employment Agreement (as modified by this Amendment) (see also Article IV of the Employment Agreement):


/s/ John S.  Dyson
-------------------------------------
John S. Dyson. (Individually)


MILLBROOK CAPITAL MANAGEMENT, INC.*


By: /s/ Clay B.  Lifflander
    ---------------------------------
    Clay B. Lifflander,

-------
*  formerly Millbrook Management Company, Inc.


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

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement"), dated January 16, 1996, is by and between B.W. ELLIOTT MANUFACTURING CO., INC. a New York corporation (the "Company"), and GEORGE M. SCHERER, residing at 9 Pamela Drive, Binghamton, New York 13901 (the "Executive").

                             W I T N E S S E T H:

      WHEREAS the Executive possesses valuable skills and experience of a special and personal nature and unique, personal and confidential knowledge about the Company and its business and is currently serving as President of the Company; and

      WHEREAS the Company wishes to assure that the Executive will continue to make his skills, knowledge and experience available to the Company; and

      WHEREAS the Executive wishes to remain a principal executive employee of the Company under the terms and conditions set forth herein;

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby mutually agree as follows:

                                    ARTICLE I

      1.1 Term. The Company shall employ the Executive and the Executive shall hold office for the Company in Binghamton, New York, for a term (the "Term of Employment") beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof, and thereafter (if mutually agreed) until the employment of the Executive is terminated pursuant to the provisions of Article III of this Agreement; provided, however, that the provisions of Article II of this Agreement shall survive the termination of the Agreement and shall continue in full force and effect thereafter as provided in such Article II.

      1.2 Duties.

            (a) During the Term of Employment, the Executive shall continue to perform the duties and responsibilities of the President of the Company, shall serve as a Director of the Company and shall assume and perform such duties and responsibilities as are necessary for the management of the Company, all subject to the discretion and control of the Board of Directors of the Company (the "Board").

            (b) The Executive shall at all times during the Term of Employment discharge all such duties and responsibilities conscientiously, in good faith and to the best of his ability, giving to the Company the full benefit of his knowledge, expertise, skill and judgment. The

Executive shall be employed on a full-time basis, but shall be responsible for maintaining his own working schedule consistent therewith. Unless approved by the Board of Directors, the Executive shall not render services of a business, professional or commercial nature for compensation to or for other entities or persons or engage or participate in other trades, businesses or occupations during the Term of Employment; provided, however, that nothing herein shall prohibit the Executive from devoting reasonable amounts of time to civic and community activities or the management of personal matters (such as passive investments in stocks, bonds and real estate), so long as the foregoing do not unduly interfere with the performance of his duties hereunder.

      1.3 Compensation; Expenses; Benefits.

            (a) As compensation for the services of the Executive hereunder, commencing on the date hereof, the Company shall pay to the Executive the sum of One Hundred Twenty Thousand Dollars ($120,000.00) per annum, payable weekly. If, however, the Company and the Executive hereafter (at any time or from time to time) agree upon a deferred compensation or similar or related arrangement(s), such compensation may be appropriately reduced by such amount(s) and under such terms as may be called for by the arrangement(s). As additional compensation, the Executive will be paid an annual performance bonus ("Bonus") in an amount to be determined under the formula set forth in Annex I hereinafter. Should the Executive's employment terminate prior to the end of a calculation year (i.e., prior to March 31st), the Bonus shall be determined in accordance with Annex I; but, as therein provided, (i) the partial-period results will be appropriately annualized and, accordingly, (ii) the amount payable shall be appropriately pro-rated over the portion of the calculation year actually worked, in which case (as also therein provided) the amount will be paid within one hundred twenty (120) days after the termination of employment.

            (b) The Company shall reimburse the Executive for reasonable travel, entertainment and related expenses incurred in connection with the performance of his duties hereunder, upon presentation of receipts, vouchers or other evidence of such expenses reasonably acceptable to the Company.

            (c) In addition, the Executive shall be entitled to those perquisites he currently enjoys from the Company, which include:

                  (i) a personal term life insurance policy in the amount (death benefit) of at least $50,000 (such policy to be assigned to the Executive, without cost, upon termination of his employment);

                  (ii) full medical and dental insurance coverage for the Executive and his family, at least consistent with his present coverage and guaranteed for at least six (6) years from the date of this Agreement or for one
(1) year after termination of his employment, whichever is longer; provided, however, that should an event covered by Article IV, Section 4.1 occur, any new owner shall assume these obligations if the Executive continues his employment beyond one year of such event;

                  (iii) participation in the Company's 401(k) plan;

                  (iv) full-time use of one (1) current model Company-owned or leased automobile, including all insurance, fuel, maintenance, repair and related costs, such automobile to be transferred to the Executive, as additional compensation at the NADA wholesale value therefor, when the vehicle is five (5) years old; and

                  (v) four (4) weeks of paid vacation during each contract year (12-month period), commencing on the date hereof, during the Term of Employment, such vacation to be taken at such times as the Board shall reasonably consider convenient, it being understood that any vacation not taken by the Executive may not be carried over into any subsequent year(s) and that the Executive shall not be entitled to receive any payment in lieu of any such unused vacation.

                                   ARTICLE II

          NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY DEVELOPMENTS

      2.1 Non-Competition. For a period commencing on the date hereof and ending on the third (3rd) anniversary of the-date upon which the Executive's employment with the Company is terminated, but in no event for less than five (5) years from the date of this Agreement, the Executive shall not do any of the following:

            (a) invest (other than as a passive investor in securities of a publicly-traded entity whose holding therein does not exceed 5% of all such securities outstanding), engage in or be associated with as a director, officer, agent, employee, partner, consultant, affiliate or otherwise, the ownership or operation of any enterprise that is engaged in or will shortly engage in any business activity (manufacturing, developing, selling or distributing flexible power transmission shafting or any other material business engaged in by the Company or any of its subsidiaries at the time of the Executive's termination) which would directly compete with any of the Company's product lines or customer base at the time of termination, in any geographic area where the business of the Company is operating or its products are being sold at the time of the Executive's termination;

            (b) employ, solicit for employment or endeavor in any way to entice away from employment by the Company or any of its affiliates, any person who is (at the time of the Executive's termination) employed by the Company or any of its affiliates;

            (c) engage or solicit for engagement in any enterprise that is engaged in the business of manufacturing, developing, selling or distributing flexible power transmission shafting which directly competes with the Company at the time of the Executive's termination, or endeavor in any way to entice away from the engagement of the Company or any of its affiliates, any customer, client, vendor or supplier of the Company or any of its affiliates; provided, however, that (i) if the prohibition contained in this Article II is more restrictive than permitted by the applicable law in the jurisdiction in which enforcement is sought, such prohibition shall be limited to the extent limited by law; and (ii) the prohibition contained in this Article II shall not apply in the event that the Company shall default in any payment obligation to the Executive under this Agreement after a reasonable time to cure.

      2.2 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, operations, customers, clients, vendors or suppliers of the Company or its affiliates, as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Company or its affiliates. The Executive shall not at any time divulge to any person, firm, association, corporation, partnership, government agency or other entity information concerning such affairs, business, operations, customers, clients, vendors or suppliers of the Company or any of its affiliates (except such information as is required by law to be divulged to a government agency or other third party), or make use of any such information for his own purposes or for the benefit of any person, firm, association, corporation, partnership, government agency or other entity (except for the benefit of the Company or its affiliates).

      2.3 Proprietary Developments. The Executive hereby assigns and/or will assign to the Company, its successors, assigns or nominees, all of the Executive's right, title and interest in, to and under discoveries, inventions and improvements, whether patentable or not, which the Executive at any time during the Term of Employment may make, conceive, acquire or suggest, either alone or with others, relating to or in any reasonable way connected with the Company or its business or activities. The Executive, further, will promptly disclose to the Company such discoveries, inventions and improvements and, without charge to the Company but at the Company's expense, will execute, acknowledge and deliver all such documents or instruments (including applications for, and renewals of, patents, copyrights, trademarks, trade names or similar protections) as the Company may reasonably deem necessary or desirable in order to obtain protection for such discoveries, inventions or improvements in any and all countries and to vest title thereto in the Company, its successors, assigns or nominees.

      2.4 Survival of Provisions. Except as otherwise provided under 2.1(c) above, the obligations of the Executive under this Article II shall survive the termination of the Executive's employment and the termination of this Agreement.

                                   ARTICLE III

                            TERMINATION OF EMPLOYMENT

      3.1 Termination or Right to Terminate.

            (a) Death. This Agreement shall terminate upon the Executive's death.

            (b) Disability. In the event that at least two-thirds (2/3) of the members of the Board determine that, because of accidental or other disability or physical or mental illness, the ability of the Executive to perform his duties hereunder is substantially impaired, the Executive's duties and obligations hereunder shall be suspended without loss of compensation or other benefits for a period as determined by the Board. If, as a result of the Executive's disability or illness, the Executive shall have missed 128 or more consecutive working days in any 12-month period or 150 or more working days in any 12-month period, this Agreement shall, upon notice to such effect from the Board to the Executive, be terminated upon the date set forth in such notice.

            (c) Breach of Agreement.

                  (i) In the event that the Executive breaches, or fails, to the reasonable satisfaction of the Board, to comply in any material manner with, any material provision of this Agreement (including, without limitation, Article II hereof the Board shall, upon ten (10) business days prior written notice to the Executive specifying the nature of the breach or failure to comply, have the right to terminate the Executive's employment hereunder; provided, however, that the Executive shall have the right to be heard before the Board prior to any termination (unless the Executive shall fail to appear at two (2) consecutive Board meetings for which notice is given in accordance with the Company's By-Laws) and that if such breach or failure to comply may be cured, the Executive's employment hereunder shall not be terminated if the Executive cures such breach or failure to comply within thirty (30) days after such hearing.

                  (ii) The Executive's employment hereunder may be terminated for cause upon action by the Board and written notice to the Executive. As used herein, "cause" means the occurrence of any one or more of the following events:
(1) the conviction of the Executive for commission of a felony; (2) manifest dishonesty, fraud, embezzlement or misappropriation by the Executive relating to the Company or any of its funds, properties, opportunities or other assets; (3) gross neglect or misconduct by the Executive in the performance of his duties; and (4) the Executive's unexcused absence from work, not caused by physical or mental disability or illness, for a period of more than thirty (30) consecutive days or for a total period of more than fifty (50) days in any 12-month period.

            (d) Voluntary Termination. This Agreement shall terminate upon the voluntary written resignation, by the Executive, from his employment with the Company.

      3.2 Executive's Rights Upon Termination.

            (a) Subject to the next sentence of this 3.2(a) and also to the provisions of 3.2(b), upon termination of the Executive's employment pursuant to 3.1(a) [death] or 3.1(b) [disability], the Company shall have no further obligation to the Executive under this Agreement except to distribute to the Executive or to the Executive's estate or designated beneficiary the

Executive 's appropriately pro-rated salary and Bonus, if any, due pursuant to
Section 1.3 hereof. If the Executive's employment is terminated pursuant to 3.1(b) hereof (disability), the Company shall pay the Executive, in respect of the first six (6) months following termination, the shortfall (if any) between
(i) the amount in respect of such six (6) months the Executive is entitled to receive under any long-term disability insurance policy in favor of the Executive which may be maintained by and at the cost and expense of the Company and (ii) the total of what the Executive would have been paid as salary and Bonus by the Company in respect of such six (6) month period if the Executive's employment had not been so terminated.

            (b) If the Executive shall be terminated for any reason whatsoever (including death, disability, breach, cause or any other reason covered under Section 3.1 hereof) during the Term of Employment under this Agreement, he shall be entitled to compensation of One Hundred Twenty-Five Thousand Dollars ($125,000) per year for the period subsequent to termination and up to March 31, 1997. However, in the case of termination on account of the Executive's disability, such "remaining period" will not start until six (6) months after such termination.

                                   ARTICLE IV

                               SALE OF THE COMPANY

      4.1 Successor Obligation. In the event that W a controlling interest in the Company is sold by the Purchaser (as that term is defined in the Stock Purchase Agreement among the Executive, Whitehall-Dyson Partners, L.P. and the Company, dated the date hereof and in the execution of which John S. Dyson and Millbrook Management Company joined) to any person other than an affiliate or
(ii) substantially all of the assets of the Company are sold to any third party, then:

            (a) As a condition to such sale, the purchaser of such controlling interest or assets (the "Successor") must become bound by the terms of this Agreement; or

            (b) The Company and the Guarantors shall continue to be bound to make payments to the Executive in accordance with the provisions of this Agreement if the Successor does not do so; provided, however, that if the Executive continues to be employed by the Successor for one (1) year following the date of such sale, neither the Company nor the Guarantors shall have any further obligations to the Executive under this Agreement, except those accrued and unpaid at the date of sale.

      4.2 Affiliate. For purposes of this Agreement, the term "affiliate" means any corporation or other business entity which is controlled by, controls or is under common control with the Company, including Millbrook Management Company (and any subsidiary or affiliate of that firm) and Whitehall-Dyson Partners, L.P. (and any affiliate of that firm).

                                    ARTICLE V

                                  MISCELLANEOUS

      5.1 Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, understandings, arrangements, negotiations and discussions, whether oral or written, of the parties (including, without limitation, the April 1, 1992 "Employment Agreement" (as amended) between the Company and the Executive (which said prior agreement is hereby expressly terminated and rendered of no further operative force or effect whatsoever); and there are no warranties, representations or other agreements, express or implied, made by either party to the other party in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver.

      5.2 Notices. Any and all notices, demands, requests or other communications required or permitted hereunder to be served on, given to or delivered to either party to this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by telegram, electronic facsimile transfer (confirmed in writing by regular mail simultaneously dispatched) or sent by certified or registered mail, return receipt requested, to the party at its or his address set forth below:

            (a) In the case of the Company:

                B.W. Elliott Manufacturing Co., Inc.
                P.O. Box 773
                Binghamton, NY 13902
                Attn: John S. Dyson

            (b) In the case of the Executive:

                George M. Scherer
                9 Pamela Drive
                Binghamton, NY 13901

                with a copy to:

                David G. Stearns, Esq.
                Hinman, Howard & Kattell, LLP
                700 Security Mutual Building
                80 Exchange Street
                Binghamton, NY 13901-3490

      5.3 Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon each of their respective heirs, executors, administrators, conservators, personal representatives, successors and assigns; provided, that none of the rights, obligations or liabilities of the Executive hereunder shall be assignable without the prior written consent of the Company.

      5.4 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

      5.5 Severability. Each section and subsection (and further division) of this Agreement constitutes a separate and distinct provision hereof. It is the intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applicable in each Jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent thereof; provided however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

      5.6 Headings. The headings of the Articles and sections (or other divisions) of this Agreement have been inserted solely for convenience in reference and shall in no way restrict or modify any of the terms or provisions hereof.

      5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

      5.8 Currency. Unless stipulated otherwise herein, all references in this Agreement to "dollars", "money", "payments" or other similar financial or monetary terms are references to currency of the United States of America.

      5.9 Gender and Number. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other(s) whenever the context so requires.

      5.10 Third Parties. Nothing express or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and the Executive any rights or remedies under, or by reason of, this Agreement.

      5.11 Equitable Relief. Each of the parties to this Agreement hereby acknowledges that the Company will have no adequate remedy at law if the Executive fails to perform any of his obligations under Article II of this Agreement. In the event of a breach, or a threatened or attempted breach, of any provision of Article II of this Agreement by the Executive, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction against such breach without the necessity of showing any actual monetary damages.

      5.12 Guarantees. Money payments due the Executive hereunder shall be jointly and severally guaranteed by John S. Dyson, individually (personally),, and by Millbrook Management Company, unless such obligation shall have expired under the provisions of Article IV.

      5.13 Arbitration. Except as otherwise provided in Section 5.11, any dispute or controversy arising under this Agreement, including (without limitation) those with respect to the Bonus set forth in Annex I, shall be promptly determined and settled by arbitration under the rules of the American Arbitration Association, before a panel of three (3) adult arbitrators, one to be selected by the Chairman of the Board, one by the Executive and one by the first two such arbitrators thus appointed. The dispute shall be heard by the panel, which shall promptly consider the matter and render its written decision by majority vote. Such decision shall be binding and conclusive upon both parties and shall not be appealable; and any award based upon such decision may be entered by either party in any court of competent jurisdiction. All expenses shall be paid by the non-prevailing party, either fully or as may be otherwise specified in and by the panel's decision, except that the legal, witness and other like expenses of each party shall be borne and paid for by such party.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused it to be executed as of the date first above written.

                                           B.W. ELLIOTT MANUFACTURING CO., INC.


                                           By/s/ George M. Scherer
                                             -----------------------------------
                                           George M. Scherer (the "Executive")

      The undersigned hereby join in the
execution of this Agreement pursuant to, and for purpose of signifying their consent to be bound by the terms of,
Article V, Section 5.12 hereof (see also
Article IV):


/s/ John S.  Dyson
----------------------------------------
John S. Dyson (Individually)

MILLBROOK MANAGEMENT COMPANY


By :/s/ Clay B.  Lifflander
----------------------------------------

                                     ANNEX I

                                  BONUS FORMULA

      By June 30th of each calendar year, a calculation shall be made to determine the amount, if any, and the payment of the Performance Bonus ("Bonus") owed to the Executive for the periods as defined below.

      Such Bonus shall be calculated by multiplying (i) the excess of the Financial Statement Adjusted Earnings before Interest and Taxes ("ADJUSTED EBIT") over a Target Earnings before Interest and Taxes ("Target") by (ii) twelve and one-half percent (12.5%). The Target for the period from April 1, 1995 through March 31, 1996 will be $2,623,000.00; for April 1, 1996 through March 31, 1997, $2,948,000.00; for April 1, 1997 through March 31, 1998,
$3,316,500.00; for April 1, 1998 through March 31, 1999, $3,731,063.00; and for
April 1, 1999 through March 31, 2000, $4,197,446.00. In the case of any future acquisition of a business generating additional EBIT, the Target for any such period in which any such additional EBIT is duly included shall be appropriately adjusted (increased) as may be mutually agreed upon, in writing, by the Company and the Executive, taking into account and dependent upon the terms of the acquisition.

      EBIT shall be defined in accordance with Generally Accepted Accounting Principles; and ADJUSTED EBIT shall be Financial Statement EBIT plus the sum of
(i) the full salary of the Executive, (ii) with respect to any year(s) subsequent to March 31, 1995, the full compensation paid to Michael W. Urda,
(iii) the total fees to Millbrook Management Company and/or Whitehall-Dyson Partners, L.P. and/or John S. Dyson, individually, and/or its, his or their employees, affiliates and/or assigns or designees and (v) all licensing, management and consulting fees paid to Stow Manufacturing Co. and/or any member(s) of the Hotchkiss family (for the indicated 12-month periods).

      Should the Executive's employment terminate prior to the end-of a calculation year (i - e., prior to March 31st), the Bonus shall be determined in accordance with all of the foregoing provisions; but (A) the partial-period results will be appropriately annualized and, accordingly, (B) the amount payable shall be appropriately pro-rated over the portion of the calculation year actually worked.

      Any Bonus hereunder shall be paid (whether for a partial or full year) in cash within one hundred twenty (120) days after the end of the calculation year or, in the case of a termination prior to the end of a calculation year, within one hundred twenty (120) days after such termination.


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